NEWS RELEASE

                                      Contact:    Donald F. Gayhardt
                                                  President
                                                  Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                             (610) 640-5925
---------------------


          DOLLAR FINANCIAL GROUP ANNOUNCES OPERATING RESULTS FOR FISCAL
                       THIRD QUARTER ENDED MARCH 31, 2004

Company Reports Record Quarterly Revenue of $65.6 million and Adjusted EBITDA of $20.1 million


        BERWYN, Pennsylvania, April 23, 2004 - Dollar Financial Group, Inc., a leading international financial services company serving under-banked consumers, today announced operating results for the fiscal third quarter ended March 31, 2004.

        For the fiscal quarter ended March 31, 2004, revenue increased 13.2% to $65.6 million from $58.0 million reported for the comparable quarter in the prior fiscal year. Comparable retail store, franchised store and document transmitter revenues increased 12.4%, or $7.1 million, for the quarter. Adjusted EBITDA increased $4.4 million, or 28.3%, to $20.1 million for the quarter ended March 31, 2004 from $15.7 million for the quarter ended March 31, 2003. Adjusted EBITDA as a percentage of revenue increased to 30.6% for the third fiscal quarter from 27.0% in the comparable quarter in the prior year. Net income increased $574,000, or 57.9%, to $1.6 million for the quarter from $992,000 for the comparable quarter in the prior fiscal year. Net income as a percentage of revenue increased to 2.4% for the third fiscal quarter from 1.7% for the comparable quarter in the prior fiscal year.

        Adjusted EBITDA is not an item prepared in accordance with GAAP. Adjusted EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. We present Adjusted EBITDA as an indication of operating performance and our ability to service our debt and capital expenditure requirements. Adjusted EBITDA does not indicate whether our cash flow will be sufficient to fund all of our cash needs. Adjusted EBITDA should not be considered in isolation or as a substitute for net (loss) income, cash flows from operating activities or other measures of operating performance or liquidity determined in accordance with GAAP. We believe that these amounts should be reviewed by prospective investors because we use them as one means of analyzing our ability to service our debt and capital expenditure requirements, and we understand that they are used by some investors as one measure of a company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles net income as reported on our statements of operations to Adjusted EBITDA (dollars in thousands):

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

                                                                 Three Months Ended        Nine Months Ended
                                                                       March 31,              March 31,
                                                                ---------------------   ----------------------
                                                                   2003        2004        2003        2004
                                                                ----------  ---------   ----------   ---------
Net Income (loss)                                                $   992     $ 1,566      $ 1,554     $ 1,063
Add:
Loss on store closings and sales and other restructuring             460         157        2,750         278
Depreciation and amortization                                      1,881       2,333        6,810       7,143
Interest expense                                                   4,955       6,498       14,779      18,172
Loss on extinguishment of debt                                         0           0            0       7,209
Foreign currency loss (gain)                                          (8)       (182)          89        (486)
Income tax provision                                               7,383       9,728        9,316      14,936
Establishment of reserve for legal matter                              0           0        2,500           0
                                                                ----------  ---------   ----------   ---------
Adjusted EBITDA                                                  $15,663     $20,100      $37,798     $48,315
                                                                ==========  =========   ==========   =========

        Commenting on the results, Jeff Weiss, the Company's Chairman and Chief Executive Officer said, "Our results for the March quarter were very strong --record revenue and Adjusted EBITDA results--as the strength of our combined U.S. and international operations once again drove increases in comparable store revenues and expanded margins. The improved U.S. economy is providing a lift to our domestic check cashing results, several new products initiatives are now making meaningful contributions to store revenue and our key loss metrics were in line with expectations. Further, our ongoing efforts to restrain the growth of and, where possible, to reduce operating costs continues to make a positive impact on our margins and our bottom line. Finally, I offer my thanks to our employees in the U.S., Canada and the U.K. whose dedication and effort continue to drive our company forward."

        Don Gayhardt, the Company's President, continued, "With economic expansion clearly taking hold in the U.S., all three of our markets are showing growth in employment and wages, particularly for customers in the low-wage, service sector demographics. These fundamentals, which translate into increasing demand for our services, contributed to our solid performance. This performance is driven by our focus on the financial services needs of our underbanked customers in the U.S., Canada and the U.K. as well as our commitment to high-quality customer service and expanded product offerings."

        This release may contain certain forward-looking statements regarding the Company's expected performance for future periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of the Company's acquisition strategy and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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